Extension To Kraig T. Higginson Promissory Note/LOC

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Kraig T. Higginson, said note originally dated July 22, 2015, subsequently extended to June 30, 2024.

Be it known, that for good consideration the parties made the following additions or changes to said contract as if contained therein:

1. Total amount of the promissory note/line of credit to be increased to an amount not to exceed $4,600,000.
2. Due date for the note is extended to the earlier of November 30, 2024 or at the time when the anticipated additional raise of funds is successful.
3. As consideration for extending this note, Kraig T. Higginson will receive 719,300 warrant shares of Sundance Strategies, Inc. stock. In reference to the "First Amendment to the Note Payable and Line of Credit Agreement with Kraig Higginson, Modification 2. Due date extensions", which states "Warrants will be issued upon Kraig Higginson granting a due date extension on the entire outstanding balance owed based on the following formula: 10,000 Warrants per month extended plus 1 Warrant for every $2 of the principal balance outstanding (not including interest) at the time of the extension (rounded to the nearest whole Warrant)." The Company wishes to clarify that the formula for warrants convertible into the Company's common stock ("Warrants") is dependent upon an extension of at least twelve months. In the event of an extension of less than 12 months the principal balance portion of the formula will be prorated to reflect the partial year extension. The warrant price will be $1.05 per share with a 5-year exercise period from the date of this note extension. The Company will have no obligation to register these shares.

All other terms and provisions shall remain in full force and effect.

Sundance Strategies, Inc.

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By: Randall F. Pearson, It's President

Kraig T. Higginson

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By: Kraig T. Higginson

Signed this 2nd day of February 2023.